September 30, 1997


Dear Shareholders:

         You will recall that in March we sent you the 1996 annual report for South Branch Valley Bancorp, Inc. and a letter advising you that the annual meeting, which is usually held in April, would be delayed because of potential developments relating to our investment in the Capital State Bank. The meeting will be held Tuesday, October 21, 1997 at 2:00 p.m. at the South Branch Inn. Your proxy materials are enclosed with this letter.

         We are pleased to report that, although a merger with Capital State Bank has not been completed, we do have a definitive agreement for merger with Capital State Bank which is subject to shareholder approval and regulatory approval. After the regulators have approved our filing materials, we will send you the details on this transaction and set a shareholder meeting date.

         Your continued support is vital to our growth and we appreciate it.



/s/ Oscar M. Bean                                     /s/ H. Charles Maddy, III
-----------------------                               --------------------------
Oscar M. Bean                                          H. Charles Maddy, III
Chairman of the Board                                  President

cr
enclosure

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the regular annual meeting of shareholders of South Branch Valley Bancorp, Inc. will be held on October 21, 1997 at 2:00 p.m. at the South Branch Inn, Route 220 North, Moorefield, West Virginia, 26836, for the purpose of considering and voting upon the following matters:

                  1.     To elect directors;

                  2. To ratify the selection of Arnett & Foster as the Company's independent certified public accountants for the fiscal year ending December 31, 1997; and

                  3. To transact such other business as may properly come before the meeting. The Board of Directors at present knows of no other business to come before the annual meeting.

         Only those shareholders of record at the close of business on September 30, 1997 shall be entitled to notice and to vote at the meeting.

                                             By order of the Board of Directors

                                             /s/ Oscar M. Bean
                                             ----------------------------------
                                             Oscar M. Bean
                                             Chairman of the Board

Approximate mailing date of this Proxy: October 3, 1997



WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON IF YOU WISH TO DO SO AT THE MEETING. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURE SET FORTH IN THE PROXY MATERIALS UNDER THE HEADING "REVOCATION OF PROXY OR SUBSTITUTION."

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                October 21, 1997

GENERAL INFORMATION.
-------------------

         This proxy statement is furnished by the Board of Directors of South Branch Valley Bancorp, Inc. (the "Company") for the Annual Meeting of
Shareholders to be held at the South Branch Inn, Route 220 North, Moorefield, West Virginia 26836 at 2:00 p.m. on October 21, 1997 and any adjournment thereof. Holders of shares of stock of the Company of record at the close of business on September 30, 1997 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any adjournment of the meeting. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

         In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires. For 1997 the number of directors to be elected is four (4) and therefore each shareholder has the right to cast four
(4) votes in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the four (4) nominees set forth in this proxy statement. However, if cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of South Branch Valley Bancorp, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

     On the record date, there were 412,827 shares of common stock outstanding which are held by approximately 636 shareholders. A majority of the outstanding shares of South Branch Valley Bancorp, Inc. will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transactions of business. The election of each director nominated requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Abstentions and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus have no effect. A broker non-vote generally occurs when a broker who holds shares in a street name for a customer does not have the authority to vote on certain matters because its customer has not provided any voting instructions on the matter.

RECENT DEVELOPMENTS.
--------------------

     On March 14, 1997, South Branch Valley Bancorp, Inc. purchased 50,000 shares of the common stock of Capital State Bank ("Capital State Bank") 2402 Mountaineer Boulevard, Charleston, West Virginia 25309, from Ferris Baker Watts, Inc. at a purchase price of $10.25 per share. The source and amount of funds for the purchase of these shares were (i) a loan in the amount of $500,000 from the First National Bank of Romney and (ii) $12,500 in funds currently available to South Branch Valley Bancorp, Inc.

     On June 17, 1997, South Branch Valley Bancorp, Inc. purchased 424,680 shares of the common stock of Capital State Bank, Inc. at a purchase price of $11.00 per share from Fred L. Haddad, Karen L. Haddad, Larry Haddad, Susan Haddad, Lauren Haddad, Elizabeth Haddad and Paul White. The source and amount of funds used in this purchase of Capital State Bank stock was (i) $178,690.50 in funds currently available from South Branch Valley Bancorp, Inc. and (ii) a loan in an amount not to exceed $3,000,000 from the Potomac Valley Bank, Petersburg, West Virginia. The source of the remaining $1,492,789.50 was funds available to South Branch Valley Bancorp, Inc. as a result of its sale of authorized but unissued shares of South Branch Valley Bancorp, Inc., stock to certain directors at a purchase price of $43.50 per share. The sale of South

Branch Valley Bancorp, Inc. stock to those directors was also consummated on June 17, 1997 and information concerning such purchases was reported in a
Schedule 13D filed with the Securities and Exchange Commission by the directors purchasing stock.

     The directors who purchased South Branch Valley Bancorp, Inc. stock and the amount they purchased are as follows:

                                                             Amount of Shares of
                                                               Applicant  Owned
Directors              Name Number of Shares   Dollar Amount After Acquisition
------------         -----------------------   ------------- -------------------
                                                                Number        %
                                                                -------      ---

John W. Crites           25,300                $1,100,550.00     51,205   12.40
Gary L. Hinkle            4,600                   200,100.00     14,517    3.52
Jeffrey E. Hott           2,530                   110,055.00     21,505    5.21
Oscar M. Bean               575                    25,012.50      9,274    2.25
Donald W. Biller            506                    22,011.00      6,626    1.61
Thomas J. Hawse, III        300                    13,050.00      3,100    0.75
Mary Ann Ours               506                    22,011.00      5,121    1.24
                      ---------             -----------------   -------   ------
                         34,317                $1,492,789.50    111,348   26.98%
                      =========             =================   =======   ======

         As a result of these acquisitions, South Branch Valley Bancorp, Inc. currently owns approximately 40% of the Capital State Bank, Inc. In addition, certain members of South Branch's Board of Directors own stock in Capital State Bank, Messrs. John W. Crites, H. Charles Maddy, III, Gary L. Hinkle, James M. Cookman and Harold K. Michael each own 5,000, 800, 4,307, 500 and 500 shares, respectively. The primary purpose of these transactions was to invest in Capital State Bank with the goal of eventually acquiring 100% of the issued and outstanding stock of Capital State Bank through a merger or similar acquisition. On June 17, 1997 Messrs. Maddy, Cookman and Michael were elected to the Board of Directors of Capital State Bank.

         On August 8, 1997, South Branch Valley Bancorp, Inc. signed a definitive Agreement and Plan of Merger ("the Agreement") with Capital State Bank, Inc. Under the terms of the Agreement, South Branch Valley Bancorp, Inc. will exchange one share of South Branch stock for 3.95 shares of Capital State Bank stock. South Branch anticipates a merger transaction whereby Capital State Bank will become a free standing subsidiary of South Branch.

     The offer is subject to customary conditions including the following: (i) compliance with all applicable federal and state banking and securities laws and regulations and receipt of all required approval from federal and state regulatory authority; (ii) the completion by both South Branch and Capital State of full due diligence reviews to their individual satisfaction; (iii) receipt of a fairness opinion in a form reasonably required by Capital State to the effect that the proposed transaction is fair from a financial point of view to Capital State and its shareholders; (iv) the merger must qualify for a tax-free exchange of shares by the Capital State shareholder; (v) approval of the transaction by the shareholders of Capital State; (vi) approval of the issuance of shares of South Branch in connection with the transaction by the shareholders of South Branch; (vii) there shall have been no material adverse change in the business or financial condition of Capital State or South Branch from that shown on their March 31, 1997 unaudited financial information; (viii) approval of the proposal by South Branch's shareholders to increase the authorized shares to accomplish the proposed transaction; (ix) the designation by Capital State of three individuals to serve on the Board of Directors of South Branch, one in each of the three classes of South Branch's staggered board; and (x) other customary terms and conditions.

         At its regularly scheduled board meeting on Friday, September 19, 1997, Renick Williams resigned from the Board of Directors of the Company. Mr. Williams' term was a three year term that expires at the 1998 annual meeting. Under the Company's Articles of Incorporation, the vacancy created by the resignation of Mr. Williams may be filled by a vote of the majority of the remaining members of the Board of Directors. In accordance with these provisions and in an effort to distribute more evenly the number of directors in each class, the Board of Directors voted on September 19, 1997 to appoint H. Charles Maddy, III, President of the Company, to fill the vacancy created by Mr. Williams. Mr. Maddy would have stood for reelection this year along with the other members of his class whose terms expired at the 1997 annual meeting.


PROXY SOLICITATION.
-------------------

     The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this proxy statement is being mailed to the shareholders on or before October 3, 1997. In addition to this solicitation by mail, it is possible that employees of the Company may solicit proxies in person or by telephone. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the common stock of the Company held of record in their names and will, upon request, be reimbursed for their reasonable expenses in so doing. All costs of the solicitation of proxies will be borne by the Company.


REVOCATION OF PROXY OR SUBSTITUTION.
-----------------------------------

     Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time before the actual voting thereof (i) by giving written notice to the President of South Branch Valley Bancorp, Inc., (ii) by submitting a subsequently dated proxy, or (iii) by appearing at the 1997 annual meeting and voting in person. On the accompanying proxy, a shareholder may substitute the name of another person in lieu of those persons presently named as proxies. Such substituted persons may be asked to present adequate identification to the Secretary prior to voting.


SHAREHOLDER OWNERSHIP.
---------------------

         As of September 22, 1997, so far as is known to the Company, the following persons owned beneficially 5% or more of the outstanding common stock of the Company.

NAME AND ADDRESS              NUMBER OF SHARES                    PERCENTAGE

John W. Crites                       51,205 (1)                         12.4%
46 Point Drive
Petersburg, WV 26847

Jeffrey E. Hott                      21,505 (2)                          5.2%
HC 60, Box 27A
Franklin, WV 26807

(1) 23,905 shares are owned by Allegheny Wood Products, Inc., of which Mr. Crites is majority owner and president.

(2) 9,725 shares are owned by E.E. Hott, Inc. and 7,100 shares are owned by Franklin Oil, Co., both of which Mr. Hott is vice president. 150 shares are owned by three minor children.


ELECTION OF DIRECTORS.
----------------------

         Nominees.  There are four (4) nominees for election as directors of the
         --------
Company to hold office until the year 2000 and until their successors have been duly elected and qualified.

         The Articles of Incorporation of the Company provide that nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Company, must be made in writing and delivered or mailed to the President of the Company not less than thirty (30) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than thirty (30) days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Company not later than the fifth (5th) day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known by the shareholder:
(i) the name and address of each nominee, (ii) the principal occupation of each nominee, (iii) the name and address of the notifying shareholder, and (iv) the number of shares of the Company's stock owned by the notifying shareholder. Nominations not made in accordance with these requirements, may, in the discretion of the chairman of the meeting, be disregarded, and upon his instruction, the votes cast for each such nominee shall be disregarded.

         If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the person named in the proxy to vote for the shares represented thereby for the persons nominated for election as directors unless authority to vote has been withheld or otherwise directed by the shareholder. All of the nominees have indicated a willingness to serve, but in case any of the nominees are not candidates at the meeting or is disqualified as a candidate for any reason, it is the intention of the persons named in the enclosed proxy to vote in favor of the remainder of the nominees and to vote for substitute nominees at their discretion.

         Thomas J. Hawse, III and Gary L. Hinkle were each elected to the Board at the 1994 annual meeting and are currently serving as directors of the Company. James M. Cookman and Harold K. Michael were elected to the Board at the 1995 annual meeting and are currently serving as directors of the Company. All nominees are also directors of the Company's subsidiary, South Branch Valley National Bank.

         The following is information about the nominees as of September 22, 1997:

     James M.  Cookman,  43, is president  of Cookman  Insurance  Center,  Inc.,
     -----------------
President of Cookman Realty Group, Inc., President of Transcover, Inc., and owner of WQWV-FM radio station. He was recently appointed to the West Virginia Lottery Commission. Mr. Cookman has been a director of both the Company and the Bank since 1994 and in 1995 he was elected to a two year term. Mr. Cookman currently serves on the Executive Committee. Mr. Cookman is the beneficial owner of 2,161 shares of the Company's common stock.

     Thomas J. Hawse, III, 52, is President of Hawse Food Market, Inc. Mr. Hawse
     --------------------
has been a director of both the Company and the Bank since 1988. Mr. Hawse currently serves on the Asset/Liability Management Committee, the Planning & Budget Committee and is a rotating member of the Executive Committee. Mr. Hawse is beneficial owner of 2,800 shares of the Company's common stock.

     Gary L.  Hinkle,  47, is  president of Hinkle  Trucking,  Inc.,  Dettinburn
     ----------------
Transport, Inc., and Mt. Storm Fuel Corporation. He has been a director of both the Company and the Bank since 1993. Mr. Hinkle currently serves on the Planning & Budget Committee and is a rotating member of the Executive Committee. Mr. Hinkle is the beneficial owner of 14,562 shares of the Company's common stock.


     Harold K. Michael,  53, is owner/ agent of H.K. Michael & Son Insurance and
     -----------------
a member of the West Virginia House of Delegates. He has been a director of both the Company and the Bank since 1994 and in 1995 he was elected to a two year term. Mr. Michael currently serves on the Compliance & Audit Committee and is rotating member of the Executive Committee. Mr. Michael is the beneficial owner of 1,038 shares of the Company's common stock.


CURRENT BOARD OF DIRECTORS.

          In addition to the individual nominees listed above, the current Board of Directors of the Company is comprised of the nine individuals listed below. Directors of the Company are divided into three classes and serve a staggered three (3) year term. All current directors of the Company are also directors of the Company's subsidiary, South Branch Valley National Bank ("Bank"). Directors of the Bank serve for a one (1) year term. The table below sets forth information concerning each director as of September 22, 1997. The current number of directors of the Company is thirteen (13).


                             Date
                             Current Term
                             as Director
                             of Company     Positions & Principal Occupation or
Name and Age                 Expires          Employment Last Five Years

Oscar M. Bean (46)            1998        Chairman of the Board since February 1995; Director of
                                          Company since 1987; Director of Bank since 1978; Managing
                                          Partner of Bean & Bean Attorneys.

Donald W. Biller (65)         1999        Director and Vice Chairman of the Board since 1987; Director of Bank since 1975; President of D.W. Biller, Inc.; Director of
                                          WV Farm Credit ACA; Farmer.

John W. Crites (57)           1999        Director of Company and Bank since 1989; President of
                                          Allegheny Wood Products, Inc.; Partner, JPC, Limited Liability
                                          Company; Partner, Allegheny Dimension; Principal Stockholder,
                                          KJV Aviation.

Phoebe F. Heishman (56)       1998        Secretary of Company since 1995; Director of Company since
                                          1987; Director of Bank since 1973; Editor and Publisher of
                                          Moorefield Examiner; President of R.E. Fisher Co., Inc.
                                                                         --------

Jeffrey E. Hott (46)          1999        Director of Company and Bank since 1990; Vice President of
                                          Hott's Ag Services, E.E. Hott, Inc., and Franklin Oil Co.

H. Charles Maddy, III (34)    1998        Director of Company and Bank since 1993; President of the
                                          Company since 1994; President and Chief Executive Officer of
                                          South Branch Valley National Bank since 1993; Chief Financial
                                          Officer of Company 1988 to 1994; Vice President and Controller
                                          of Bank, 1988 to 1993.

Mary Ann Ours (63)            1998        Director of Company and Bank since 1994; President of Ours
                                          Valley View Poultry Farm, Inc.

Russell F. Ratliff, Jr. (47)  1999        Director of Company and Bank since 1994; Treasurer of the
                                          Company, 1987 to present; Vice President and Cashier of the
                                          Bank, 1993 to present;  CEO and  Cashier  of the  Bank,
                                          1988 to 1993.

Harry C. Welton (67)          1999        Director of Company since 1987; Director of Bank since 1986;
                                          Retired farmer.




EXECUTIVE OFFICERS.
-------------------

The following table identifies the executive officers of the Company, all of whom were appointed in April 1996 to serve until the next annual meeting. Mr. Jennings is an executive officer of the Company's only subsidiary, South Branch Valley National Bank. Mr. Bean and Mrs. Heishman, who are also directors of the Company, do not receive additional compensation for their service as executive officers of the Company and thus are not listed in the Executive Compensation Table shown on page 8.


Name, Year Appointed, Age                   Office, Experience
--------------------------                  -------------------

Oscar M. Bean, 1995 (46)                    Chairman of the Board of the Company February 1995 to present;
                                            Chairman of the Board of the Bank, February 1995 to present; Secretary of the Company 1987 to February 1995.
                                       5

Phoebe F. Heishman, 1995 (56)               Secretary of the Company, February 1995 to present.

H. Charles Maddy, III, 1988 (34)            President of the Company since 1994; Chief Financial Officer of the Company, 1988 to 1994; President and Chief Executive
                                            Officer of the Bank, April  1993 to present; Executive Vice
                                            President of the Bank, 1992 to 1993;  Vice President and
                                            Controller, 1988 to 1992.

Russell F. Ratliff, Jr., 1986 (47)          Treasurer of the Company, 1987 to present; Vice President and
                                            Cashier of the Bank,  April 1993  to  present;  CEO and
                                            Cashier of the Bank,  1988 to 1993.

Scott C. Jennings, 1994 (36)                Vice President of Loan Administration April 1997 to present; Vice
                                            President of Loan Review and Compliance, 1994 to April 1997; Loan
                                            Review and Compliance Officer 1991 to 1994.


OWNERSHIP OF STOCK BY DIRECTORS AND EXECUTIVE OFFICERS.
------------------------------------------------------

         The following table sets forth the amount of common stock beneficially owned by each director and by all executive officers and directors of the Company and its subsidiary, South Branch Valley National Bank, as a group of fourteen (14) persons as of September 22, 1997.

 Name of                            Qualifying           Other Shares
Beneficial                            Shares           Beneficially Owned       Percent of
  Owner                              Owned             Direct     Indirect        Class**
Oscar M. Bean                       1,000             6,536        1,738 (4)        2.0%
Donald W. Biller                    1,000               506        5,120 (9)        1.4%
James M. Cookman                    1,000               ---        1,161 (7)         .3%
John W. Crites                      1,000            26,300       23,905 (2)       12.2%
Thomas J. Hawse, III                1,000             2,100           ---            .5%
Phoebe F. Heishman                  1,000             9,150        1,540 (5)        2.6%
Gary L. Hinkle                      1,000            11,162        2,400 (8)        3.3%
Jeffrey E. Hott                     1,000             3,530       16,975 (3)        5.0%
H. Charles Maddy, III               *                   202          783 (6)         .2%
Harold K. Michael                   1,000                38           ---            .0%
Mary Ann Ours                       1,000             4,121           ---           1.0%
Russell F. Ratliff, Jr.             *                   950          838 (6)         .4%
Harry C. Welton, Jr.                1,000             1,840        9,465 (1)        2.7%

                                                     66,435       63,925           31.6%
                                                     ======       ======           =====

All directors and
executive officers as
a group (14 persons)                                 66,435       64,348           31.7%
                                                     ======       ======           =====

*   Director/employee   not   required  to  own  1,000  shares  to  qualify  for
directorship.
** Does not include qualifying shares.

(1) All shares indirectly held are owned by the spouse.

(2) All shares indirectly held by Mr. Crites are owned by Allegheny Wood Products, Inc. of which Mr. Crites is the president and majority shareholder.

(3) 150 shares are owned by Mr. Hott's minor children; 9,725 shares are owned by E.E. Hott, Inc. and 7,100 shares are owned by Franklin Oil Co. (Mr. Hott is vice president of both companies).

(4) 55 shares are owned by Mr. Bean's spouse; 493 shares are owned by Mr. Bean's minor children; 1,190 shares are owned by Mr. Bean's mother for whom he has power of attorney.

(5) 220 shares are owned by Ms. Heishman's spouse; 1320 shares are owned by minor children.

(6) Fully  vested  shares held on behalf of named  individual  in the  Company's
ESOP.

(7) 710 shares are owned by Mr. Cookman's minor children; 500 shares are owned by Cookman Insurance Center, Inc. in which Mr. Cookman has a majority interest, and 368 shares are owned by the Cookman Insurance Center, Inc. Retirement Plan.

(8) 2,400 shares are owned by Hinkle Trucking, Inc. of which Mr. Hinkle is the president.

(9) All shares indirectly held by Mr. Biller are owned by D.W. Biller, Inc. of which Mr. Biller is the president.


DIRECTORS' QUALIFICATIONS, FEES, COMMITTEES, MEETINGS AND ATTENDANCE.
---------------------------------------------------------------------

         Each director of the Company is required to own a minimum of 1,000 shares of the Company's common stock. Ownership is defined as shares held in the individual's own name, jointly with spouse, or by a company where the individual has controlling interest. Directors who are also employees of the Company's subsidiary bank are exempt from this requirement. In addition, each director must sign an oath and pledge confidentiality on all matters that he might learn in his role as a director. The Company requires that all directors retire at the end of the term during which the director attains the age of 70.

         Directors of the Company do not receive a fee for their services. During the 1996 calendar year, there were seven (7) meetings of the Board of Directors of the Company. The Company has no standing committees.
Nominations for election to office are made by the Board as a whole.

         Directors of South Branch Valley National Bank receive a fee for their services of $400 per month except for the Chairman of the Board who receives $900 per month. They also receive $100 for each meeting they attend. As employees of the bank, Mr. Maddy and Mr. Ratliff do not receive the $100 fee for each meeting attended. Pursuant to a deferred compensation plan adopted in 1994, directors may elect to defer their fee income. Periodically, the fees will be converted to units representing shares of the Company's stock which the Company is required to deliver when the director reaches retirement age. Directors have no voting rights with respect to the units of Company stock purchased.

         During the 1996 calendar year, there were eleven (11) meetings of the Board of Directors of South Branch Valley National Bank. The Board of Directors of South Branch Valley National Bank has a standing Executive Committee, a standing Planning & Budget Committee, a standing Compliance & Audit Committee, a standing Trust Committee, and a standing Asset/Liability Management Committee. The Board does not have a nominating committee as nominations are made by the Board as a whole. No directors attended fewer than 75% of the aggregate of all Board and committee meetings for those committees of which they are members.

         The Executive Committee is comprised of eight directors, four of whom are regular members including the Chairman of the Board and the President & Chief Executive Officer and the Vice President of Operations. The fourth member is rotated alphabetically each year and for the current year is James M. Cookman. The other four members rotate each month according to their membership on other committees which are meeting the same day. The Committee monitors the Bank's problem loans, sets loan limits for the Bank's officers and for the Officer Loan Committee. It sits as an approval body for loans above the limits set for the Officer Loan Committee, and is responsible for the Bank's loan policy. The committee has the authority to establish officers' salaries and reviews management's recommendations as to employee pay grade scales and other matters relating to compensation and personnel. The committee may transact any business that the entire Board can transact.

         The Compliance & Audit Committee has the primary responsibility of administering the Bank's compliance monitoring system and of reviewing all audit issues relating to the Bank, both external and internal. The committee met three times in 1996 to review reports submitted by the compliance officer and internal auditor, noting any exceptions, and sees that education and training sessions are scheduled for any area where deficiencies are noted. The committee looks at each employee's area of responsibility to ascertain that there are no conflicts of interest. Current members of this committee are Oscar M. Bean, H. Charles Maddy, III, Russell F. Ratliff, Jr., Donald W. Biller, Harold K. Michael and Harry C. Welton.

     The Asset/Liability Management Committee coordinates the Bank's overall acquisition and allocation of funds along with managing the Bank's interest rate exposure and determining general balance sheet strategy. This committee is also involved with the investment policy, asset/liability management, liquidity management, capital management and related issues. Current members of this committee are Oscar M. Bean, Harry C. Welton, H. Charles Maddy, III, Thomas J. Hawse, III and Russell F. Ratliff, Jr. This committee meets at least quarterly.

     The Planning & Budget Committee  currently  consists of Oscar M. Bean, John
W. Crites, Thomas J. Hawse, III, Gary L. Hinkle, H. Charles Maddy, III and Russell F. Ratliff, Jr. This committee recommends planning and budgeting policy to the Board, monitors the planning and budgeting activities of the Bank's officers, and is responsible for planning future direction of the Bank. The Bank's strategic plan, mission statement and policy statement are all responsibilities of this committee.

     The Trust Committee reviews all issues relating to the Bank's trust department, including audit issues. The Committee is currently comprised of the following members: Donald W. Biller, Jeffrey E. Hott, Phoebe F. Heishman, and Mary Ann Ours.

EXECUTIVE COMPENSATION.
-----------------------

Cash  Compensation.  Executive  officers of the Company are not  compensated for
-------------------
services rendered to the Company. Executive officers of its subsidiary, South Branch Valley National Bank, are compensated for services rendered to the Bank. The table below sets forth the cash compensation of the Company's Chief Executive Officer and any executive officer of South Branch Valley Bancorp, Inc. or its subsidiary earning $100,000 or more for the years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation
Name and
Principal                                                                              All Other
Position                                Year         Salary             Bonus        Compensation

H. Charles Maddy, III                   1996           $73,500           $26,667       $19,113  (1)
President & Chief
Executive Officer                       1995           $70,000           $25,110       $19,432  (1)

                                        1994           $60,000           $23,886       $17,427  (1)


(1) Amount includes payments made on behalf of the executive to the ESOP and 401(k) Profit Sharing Plan, amounts taxable to the executive for personal use of the Company vehicle, and fees received by the executive as a member of the Company's subsidiary bank's board of directors.

SOUTH BRANCH VALLEY BANCORP, INC. PLANS.
----------------------------------------

         The Company has a defined contribution profit-sharing and thrift plan with 401(k) provisions covering substantially all employees. Any employee who is at least 21 years of age and is employed in a position requiring at least 1,000 hours of service per year is eligible to participate. Vesting in discretionary contributions occurs at the rate of 0% for the first two years of eligibility and 20% per year thereafter. Under the provisions of the plan, the Company will make a matching contribution on behalf of each participant of 25% of the participant's salary reduction contributions of up to 4% of such participant's compensation. These matching contributions shall be fully vested at all times. The Company may also make optional contributions at the discretion of the Company's Board of Directors. Total Company contributions to the plan for the year ended December 31, 1996, totaled $54,240. The trustees of the plan are also members of the Company's Board of Directors.

     The Company has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Any employee who is at least 21 years of age and is credited with at least 1,000 hours of service during the plan year is eligible to participate. Vesting occurs at the rate of 0% for the first year of credited service and 20% for each year thereafter. Under the provisions of the plan, employee participants in the ESOP are not permitted to contribute to the plan, rather the cost of the ESOP is borne by the Company through annual contributions in amounts determined by the Company's Board of Directors. Contributions to the plan for the year ended December 31, 1996, totaled $48,250. The trustees of the ESOP are also members of the Company's Board of Directors.

     In 1990, the Company adopted an incentive compensation program for its key employees. Bonuses are awarded to key employees based on a prescribed formula using the Company's return on assets as a base. For the year ended December 31, 1996, $137,000 was paid under the provisions of the incentive compensation program. The amounts awarded to the Chief Executive Officer are shown in the bonus column of the Compensation Table.

CHANGE OF CONTROL AGREEMENT.
---------------------------

     Effective January 26, 1996, the Company entered into an agreement with H. Charles Maddy, III, its Chief Executive Officer, to encourage him to continue his employment with the Company in the event that the Company might be acquired by another entity (the "Agreement"). The Board of Directors determined that such an arrangement was appropriate, especially in view of the recent entry of large regional bank holding companies into West Virginia. The agreements were not undertaken in the belief that a change of control of the Company was imminent.

     Generally, the Agreement provides severance compensation to Mr. Maddy if his employment should end under certain specified conditions after a change of control. Compensation is paid upon any involuntary termination following a change of control unless Mr. Maddy is terminated for cause. In addition, compensation will be paid after a change of control if Mr. Maddy voluntarily terminates employment because of (i) a decrease in the total amount of Mr. Maddy's base salary below the level in effect on the date of consummation of the change of control, without Mr. Maddy's consent; (ii) a material reduction in the importance of Mr. Maddy's job responsibilities without his consent, (iii) geographical relation of Mr. Maddy without his consent to an office more than twenty (20) miles from his location at the time of a change of control; (iv) failure by the Company to obtain assumption of the contract by its successor,
(v) failure of the Company to give notice of termination as required in the Agreement, or (vi) any removal of Mr. Maddy from, or failure to reelect Mr. Maddy to, any position with the Company or Bank that he held immediately prior to the change in control without his prior written consent (except for good cause, death, disability or retirement).

     Under the Agreement, a "change of control" is deemed to occur in the event of (i) a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act")) of direct or indirect "beneficial ownership" (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, or (ii) the failure during any period of three (3) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period, or (iii) the consummation of a "Business Combination" as defined in the Company's Articles of Incorporation.

         Under the Agreement, severance benefits include: (a) cash payment equal to Mr. Maddy's monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is twenty-four (24) months after the date of consummation of the change of control; (b) payment of cash incentive award, if any, under the Company's bonus plan; (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of twenty-four (24) months following the date of termination.

         Mr. Maddy also has the right to terminate his employment without reason by giving written notice of termination within six (6) months of consummation of any change of control. In such event, Mr. Maddy will be entitled to receive a lump sum equal to 75% of his salary, as defined in the Agreement.

         The Agreement does not effect the right of the Company to terminate Mr. Maddy, or change the salary or benefits of Mr. Maddy, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary.

TRANSACTIONS WITH DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS.
-----------------------------------------------------------------

         Directors and executive officers of South Branch Valley Bancorp, Inc. and subsidiary, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with, South Branch Valley National Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

         Director Oscar M. Bean is a partner in the law firm of Bean & Bean which has served as counsel for South Branch Valley National Bank in a number of matters during the year. It is anticipated that this relationship will continue in 1997. Fees paid by the Bank to the law firm of Bean & Bean were less than 5% of the law firm's gross revenues in 1996.

STOCK TRANSFERS.
----------------

         Shares of the Company's common stock are occasionally bought and sold by private individuals, firms or corporations. In many instances, the Company does not have knowledge of the purchase price or the terms of the purchase. No definitive records of bids and ask or sale prices are available. The Company has engaged Ferris, Baker, Watts Incorporated as its market maker for its common stock. Persons interested in buying or selling the Company's common stock should contact David J. Miller at 1-800-505-2030. The company may also be reached at the following address:

                              David J. Miller, CPA
                            Ferris, Baker Watts, Inc.
                                 704 4th Avenue
                              Huntington, WV 25701


INDEPENDENT PUBLIC ACCOUNTANT.
------------------------------

         At the meeting, the shareholders of the Company will be asked to ratify the selection of the firm of Arnett & Foster, certified public accountants, of 1000 Laidley Tower, 500 Lee Street East, Charleston, West Virginia 25329, as the Company's independent auditors for the year ending December 31, 1997. A member of the firm will be available to respond to shareholder inquiries at the annual meeting.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.
--------------------------------------------------------

         Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission (the "SEC") regulations, the Company's directors, executive officers and greater than ten percent shareholders are required to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports they file.

OTHER MATTERS.
--------------

         The Board of Directors does not intend to bring other matters before the meeting except items incident to the context of the meeting. However, on all matters properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with the recommendations of the Board of Directors.

SHAREHOLDER PROPOSALS.
---------------------

         To be included in the Board of Directors' Proxy Statement for the 1998 Annual Meeting of Shareholders, a shareholder's proposal must be received by the Company on or before December 31, 1997. The proposal should be directed to the secretary of the Company at 310 North Main Street, Moorefield, West Virginia 26836.

ANNUAL REPORT.
--------------

         The annual report of the Company for the year ended December 31, 1996 was mailed on or about April 19, 1997. However, the Company will furnish without charge to each person whose proxy is being solicited, a second copy of the 1996 annual report. Requests for copies of the annual report should be directed to Carol A. Riggleman, Assistant Secretary, South Branch Valley Bancorp, Inc., P.O. Box 680, Moorefield, West Virginia 26836. The financial statements and other information to be delivered with this Proxy Statement constitute the annual disclosure statement as required by 12 C.F.R. 18.

FORM 10-KSB.
------------

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR 1996. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO CAROL A. RIGGLEMAN, ASSISTANT SECRETARY, SOUTH BRANCH VALLEY BANCORP, INC., P.O. BOX 680, MOOREFIELD, WEST VIRGINIA 26836.


                                              By Order of the Board of Directors
                                                       Dated: September 22, 1997

                  PROXY FOR ANNUAL MEETING OF THE SHAREHOLDERS
                     OF SOUTH BRANCH VALLEY BANCORP, INC. ON
                                October 21, 1997

The undersigned hereby appoints Russell F. Ratliff, Jr., Treasurer, and Carol A. Riggleman, Assistant Secretary, of South Branch Valley Bancorp, Inc. as attorneys and proxies to vote all the shares of the common stock of South Branch Valley Bancorp, Inc. held or owned by the undersigned at the Annual Meeting of Shareholders on September 30, 1997, and at any adjournments thereof, as follows:

1. Election of Directors to serve a three year term until the 2000 annual meeting or until their successors are elected and qualified:

    [ ]  FOR ALL NOMINEES LISTED BELOW                   [ ]  WITHHOLD AUTHORITY

    (EXCEPT AS MARKED TO THE                            TO VOTE FOR ALL NOMINEES
     CONTRARY BELOW)                                         LISTED BELOW

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

                           James M. Cookman           Thomas J. Hawse, III
                           Gary L. Hinkle               Harold K. Michael

2. Ratification of the selection of Arnett & Foster as the Company's independent certified public accountants for the fiscal year ending December 31, 1997.

                           [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

                           [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

THIS PROXY CONFIRMS ON THE PROXY HOLDER THE POWER OF CUMULATIVE VOTING AND THE POWER TO VOTE CUMULATIVELY FOR LESS THAN ALL OF THE NOMINEES LISTED IN ITEMS 1, 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURE SET FORTH IN THE PROXY MATERIALS.

                                                     Dated                , 1997
                                                          ----------------


                                                    ----------------------------

                                                    ----------------------------


                                                     Shareholder   should   sign
                                                     exactly as name  appears on
                                                     the   label.   Any   person
                                                     signing    in     fiduciary
                                                     capacity    should   please
                                                     enclose    proof   of   his
                                                     appointment   unless   such
                                                     proof  has   already   been
                                                     furnished. All joint owners
                                                     must sign.